Exhibit 10.2

INDEPENDENT SALES ORGANIZATION PROCESSING AGREEMENT

This Independent Sales Organization Processing Agreement (“Agreement”) is entered into this 22nd day of August, 2022 (“Effective Date”), by and between eVance, Inc., a wholly owned subsidiary of The OLB Group, Inc., with its principal place of business at 960 North Point Parkway, Suite 400, Alpharetta, Georgia, 30005 (“OLB” or “eVance”) and Cuentas, Inc., a corporation with offices at 235 Lincoln Rd, Suite 210, Miami, Florida 33139 (“ISO”). For convenience, eVance and ISO are from time to time referred to as the “Parties.”

RECITALS

A. WHEREAS eVance is in the business of providing credit and debit card processing services to merchants, as described in Article II of this Agreement (collectively, the “Services”); and

B. WHEREAS ISO desires to solicit and refer merchants to eVance for those Services under the terms of this Agreement.

NOW THEREFORE, the Parties, in consideration of the mutual promises set forth below, the sufficiency of which is hereby recognized, agree as follows:

ARTICLE I. DEFINITIONS

The Parties hereto agree that the definitions form an integral part of this Agreement. The following terms when used in this Agreement will have the meanings set forth in this Section:

1.1	“Agreement” shall have the meaning set forth in the introductory paragraph above.

1.2	“Authorization” means the process detailed in the Rules whereby a Transaction for a specified amount is approved by the issuer of the Credit Card or Debit Card, or such issuer’s agent.

1.3	“Authorization” means the process detailed in the Rules whereby a Transaction for a specified amount is approved by the issuer of the Credit Card or Debit Card, or such issuer’s agent.

1.4	“Chargeback” means a Transaction that has been returned to the Merchant by or through the Payment Brand in accordance with the Rules.

1.5	“Compensation” means ISO’s percentage of Processing Revenue as set forth on Exhibit A attached hereto.

1.6	“Confidential Information” means all proprietary, secret or confidential information, software, or data relating to either Party and their operations, employees, products or services, clients, customers or potential customers (including Merchants), and includes Merchant pricing and marketing plans related to the Services, as well as the terms of this Agreement. All data and information related to Merchants and Transactions, the MAP system and the Services (including any pricing schedules) will be deemed the Confidential Information of eVance. Confidential Information shall not include information that (i) is known to the receiving Party at the time it receives Confidential Information; (ii) has become publicly known through no wrongful act of the receiving Party; (iii) has been rightfully received by the receiving Party from a third party authorized to make such communication without restriction; or (iv) has been approved for release by written authorization of the disclosing Party.

1.7	“Credit Card” means a valid and unexpired payment instrument issued by, and bearing the symbols of, Visa, MasterCard or another Payment Brand processed by eVance.

1.8	“Data Capture” means the process of capturing all necessary data relating to Transactions and transmitting such data to Member in order to settle the Transaction.

1.9	“Debit Card” means a card bearing the symbols of any debit card networks processed by eVance.

1.10	“Effective Date” shall have the meaning set forth in the introductory paragraph above.

1.11	“Event of Default” means any one or more of the events listed in Section 7.3

1.12	“ISO” shall have the meaning set forth in the introductory paragraph above.

1.13	“ISO Account” means that deposit account designated by ISO at an ACH-receiving institution into which all funds owed ISO are deposited by eVance, in accordance with this Agreement.

1.14	“MasterCard” means MasterCard International, Inc.

1.15	“Member” means that Visa and/or MasterCard member financial institution designated by eVance.

1.16	“Merchant” means a business or other entity that has entered into a Merchant Agreement with eVance and the Member and to which ISO provides services under this Agreement.

1.17	“Merchant Agreement” means the written contracts entered into among eVance, Member, and a Merchant, which enables the Merchant to participate in the Merchant Program.

1.18	“Merchant Loss” means any loss incurred by eVance or Member for any reason attributable to a Merchant as further clarified by Section 2.4.

1.19	“Merchant Portfolio” means the group of approved Merchants participating in the Merchant Program pursuant to this Agreement.

1.20	“Merchant Program” means the operations, policies, procedures and package of services or products as established by eVance, for the processing and settlement of Transactions for Merchants, which eVance may determine, in its sole discretion, that ISO may offer to Merchants.

1.21	“Merchant Program Standards” are the policies and procedures that may be set forth, from time to time, by Member and eVance to govern the operations of the Merchant Program, including credit and related standards to be used by ISO in the solicitation of prospective Merchants and policies and procedures to ensure that relationships with Merchants are satisfactory and that the Merchant Program is maintained in a financially safe and sound manner.

1.22	“Payment Brand” means [REDACTED] and other similar payment networks and issuers.

1.23	“Pass-Through Costs and Interchange” means (i) amounts charged by MasterCard, Visa, and other networks or Payment Brands (including interchange fees, fines, dues, penalties and assessments, and debit network fees) attributable to a Merchant, (ii) any costs that eVance is charged by its vendors and other third party providers, including gateway fees, surcharges, customer specific setup fees, tariff line rates, data circuit charges and any other rates charged to eVance by a communications common carrier, postage costs (at the 1st class rate), courier costs and costs of forms, (iii) costs incurred as a result of governmental or regulatory changes, (iv) costs associated with new programs or services, and (v) third party equipment-related charges. Pass-Through Costs and Interchange will also include increases in the fees set forth on Exhibit A to reflect higher costs of managing or implementing services and programs then in effect.

1.24	“Processing Revenue” means gross revenue actually collected by eVance from items listed on Exhibit A for Merchants, less (i) Pass-Through Costs and Interchange, (ii) Chargebacks, returns, credits, adjustments and other negative amounts assessed against a Merchant, (iii) all costs incurred from agents, vendors, value added resellers or other third parties utilized by a Merchant, and (iv) new fees that do not, as of the Effective Date, appear on Exhibit A or in Merchant Agreements.

1.25	“Rules” means the written regulations and procedures issued by any Payment Brand, as amended from time to time.

1.26	“Services” shall have the meaning set forth in Recital A above.

1.27	“Settlement” means the process, detailed in the Rules, of transferring the monetary value of Transactions from a Credit Card issuer or Debit Card cardholder account to a merchant.

1.28	“Third Party Authorization Network” means a company providing Authorization and Data Capture services for merchants.

1.29	“Transaction” means the purchase by a cardholder of goods or services from a merchant, by use of a Credit Card or Debit Card. The term includes credit transactions and adjustments, when appropriate.

1.30	“MAP” means the then current merchant accounting programs, systems or software, used or operated by eVance, which programs, systems or software may change from time to time at eVance’s sole option, and all related software and system documentation, to account for the Merchant Program, and which programs, systems or software the ISO will use to interface with eVance.

1.31	“Visa” means Visa U.S.A., Inc.

ARTICLE II. EVANCE RESPONSIBILITIES

2.1 Services. eVance will provide Merchants with access to Third-Party Authorization Networks for the Authorization and Data Capture of Transactions. eVance will provide Settlement services to Merchants. eVance will notify, or cause Member to notify, Merchants of Chargebacks, ACH rejects, or Transaction rejects. eVance will provide access to Third Party Authorization Networks to authorize, capture and transmit data relating to [REDACTED] and certain Debit Card transactions pursuant to agreements entered between Merchants and such card issuers. eVance will encourage and assist ISO’s sponsorship into [REDACTED].

2.2 Reporting. eVance will provide to ISO reports on Merchants, Compensation, and other matters as determined by eVance in its reasonable discretion. Upon ISO’s request and at ISO’s cost, eVance may provide ISO with appropriate electronic reports detailing the revenues and profitability paid by Member to eVance attributable to Merchants.

2.3 Retrievals and Chargebacks. eVance has contracted with Member to provide, and will provide to Merchants, retrieval and Chargeback data processing and customer service related to retrievals and Chargebacks.

2.4 Merchant Losses. All Merchant Losses incurred by eVance or Member will be borne by eVance and by ISO based on the revenue share/splits contained in Exhibit A. Notwithstanding the previous sentence, ISO will be 100% liable if such Merchant Losses (i) arise from or are related to ISO’s indemnification obligations set forth herein, or (ii) are attributable in whole or part to (A) the misrepresentation, fraud, willful or intentional acts or omissions or gross negligence of ISO or any of ISO’s sales representatives, or the failure of any of such parties to comply with applicable laws or the Rules; (B) the breach of any provision of this Agreement by ISO or any of ISO’s sales representatives; or (C) a misrepresentation or omission by a Merchant of which ISO knew. ISO will notify eVance immediately in writing of any information concerning any Merchant that would indicate that eVance may incur a Merchant Loss.

2.5 Ownership of Merchant Agreements. Subject to ISO’s right to receive Compensation hereunder, ISO acknowledges and agrees that ISO will have no equity interest, ownership, or other rights in any Merchant Agreement or in the Services provided by eVance hereunder. Further, ISO acknowledges and agrees that all Merchant Agreements, Merchant accounts, records, documentation, and the information contained therein are the property of and are owned by eVance and are considered eVance’s Confidential Information.

2.6 Login Access to MAP. If ISO orders such service as provided by eVance as the applicable service for ISO’s business and abides by the terms and provisions as set forth by eVance grants to ISO login access to use for its own business the MAP system for the term of this Agreement and under the terms and conditions determined by eVance from time to time. This login access will terminate and ISO will cease using the MAP system upon termination of this Agreement for any reason. ISO agrees to pay to eVance all relevant MAP fees per Exhibit A. ISO shall have no right to use, replicate, or obtain any ownership right in any business methods or processes utilized by eVance or the MAP system. Further, ISO shall have no right to obtain source code for the MAP system by any means. ISO shall not reverse engineer, decompile, disassemble, translate, modify, disclose to any third party, or develop any software that is competitive with MAP, or any part of it, without the prior written consent of eVance. ISO shall have no right to use, market, distribute, sell, sublicense, deliver or otherwise transfer MAP for or to any third party. ISO shall not copy, duplicate, or otherwise reproduce, nor allow others to copy, duplicate, or otherwise reproduce MAP. ISO shall not remove from MAP, or its packaging, or alter any trademarks, trade names, logos, patent or copyright notices, or other notices or markings, or add any other notices or markings to MAP, or its packaging. ISO will not challenge eVance’s interest in MAP or do anything that would contest or impair any of eVance’s rights in the MAP system.

ARTICLE III. ISO OBLIGATIONS

3.1 Marketing. ISO will market the Services of eVance, and will encourage merchants that ISO believes will meet Merchant Program Standards to become Merchants with eVance. ISO will assist potential Merchants in completing all documentation required for application to the Merchant Program. ISO shall use only the form of Merchant Agreement that has been approved by eVance and ISO will not change any term on any Merchant Agreement without eVance’s prior written consent, which may be withheld in eVance’s sole discretion. ISO will not use any marketing materials without eVance’s prior written consent. When submitting a merchant application to eVance for approval, ISO agrees to submit all such applications via facsimile or online by utilizing the then current MAP system designated by eVance. Unless otherwise agreed to by eVance in writing, eVance must receive all hard copy documents required by eVance’s credit underwriting policies, including but not limited to the original merchant application, a voided check and supporting documents, within seven (7) days of the online or facsimile submission date of the merchant application to eVance. For each merchant application that eVance does not receive all required documents within such 7-day period, ISO shall owe eVance a late fee of $1.00 per application per day beginning on the eighth day after the submission date. ISO authorizes eVance to set off such amounts from Compensation. If eVance does not receive all required documents within fourteen (14) days, eVance may also restrict ISO from accessing or using the MAP online application submission module indefinitely until it has received all required documents.

3.2 Equipment and Supplies. ISO will sell or lease to Merchants all hardware necessary to participate in the Merchant Program, including any terminals or point of sale devices and related equipment at Merchants’ facilities. eVance will have no responsibility or liability with regard to Merchant equipment leases or sales. ISO will indemnify eVance for any claims, losses or liabilities in connection with such equipment leases or sales, including but not limited to costs and reasonable attorney’s fees expended by eVance in connection with a lawsuit brought by a Merchant related to an equipment lease or sale. ISO authorizes eVance to set off against amounts owed to ISO under this Agreement any amount owed by ISO to those equipment leasing companies with which eVance has contracted to so reimburse, including but not limited to amounts attributable to first payment defaults and fraud. ISO or Merchant will install and maintain such equipment. ISO will provide all supplies necessary for the Merchant to perform its duties under the Merchant Agreement.

3.3 Training. ISO will train Merchants on the operation of all equipment and the Merchant Program.

3.4 Information. eVance and Member may conduct financial and procedural audits of ISO to confirm compliance with this Agreement, the Merchant Program Standards and the Rules. ISO will supply eVance or its representatives with information requested by it for this, or any other purpose, no later than seven (7) days from the receipt of such request.

3.5 Customer Service. ISO will provide first-line customer services to Merchants, at ISO’s cost, including any terminal repair and deployment, terminal downloads, Merchants training on terminal use, the installation, servicing and maintenance of the point-of-sale devices and related equipment at Merchants’ facilities and will likewise be responsible for the connection of those devices to eVance’s and any third party processor’s designated systems in compliance with eVance’s and the third party processor’s requirements.

3.6 Performance of Services. ISO will render all services in an ethical and professional manner, consistent with the standards adopted by eVance. ISO may request above services be performed by eVance at such prices as detailed in Exhibit A.

3.7 Acceptance of Merchants. eVance retains the right to: (A) review, and approve or disapprove, the acceptance of Merchant Agreements into the Merchant Program, and (B) terminate a Merchant from the Merchant Program.

3.8 Compliance with eVance/Member Agreement. ISO will conduct its business in such a way so as not to cause eVance to violate the provisions of any agreement between eVance and Member. ISO and each salesperson of ISO will execute the ethics statement attached hereto as Exhibit B.

3.9 Background Check and Site Inspections. Each of ISO’s principals, officers and directors will submit to a background check and ISO will submit to a site inspection as deemed appropriate by eVance. ISO will perform a background check on all salespeople and provide the results to eVance upon its request.

3.10 Cardholder Information. ISO agrees to comply with all privacy and security requirements under the Rules, including, but not limited to, the [REDACTED] and the PCI Security Standards Council, LLC standards with regard to use, access, and storage of cardholders’ nonpublic personal information (“Cardholder Information”). ISO agrees to report to eVance any unauthorized access to, use or disclosure of any Cardholder Information. Such report shall be made as soon as possible, but in no event no later than 3 business days following the date that ISO becomes aware of such unauthorized access, use or disclosure. With respect to any Cardholder Information obtained by ISO, ISO agrees to comply with all restrictions and conditions imposed by eVance or Member with regard to such Cardholder information. If ISO maintains any individual’s personal information, ISO will notify the other party, as promptly as possible, of any breach of the security of such information. ISO will take action requested by eVance, Member, PCI Security Standards Council, LLC, or the Payment Brands, if any, to mitigate such unauthorized disclosure.

3.11 Sales Representatives. ISO will report to eVance the name, signature, photo identification, sales office location, and social security number of all salespeople that represent the Merchant Program to prospective Merchants. ISO will update such report as new salespeople are added or as salespeople are terminated. ISO will actively and diligently monitor sales representatives to ensure compliance with applicable laws and the Rules. ISO will take immediate action to rectify any non-compliant activity, or activity which could cause harm to eVance’s or Member’s reputation or business. ISO will be responsible for ensuring that all salespeople comply with the terms of this Agreement and the Rules, and ISO will be liable for their failure to comply. Any costs associated with these required services will be paid by ISO.

3.12 MAP. ISO shall use the designated MAP system, as applicable, and the on-line merchant management system, for all merchant applications.

3.13 Merchant Agreements. Each Merchant Agreement must be on the form provided by eVance. Neither ISO nor any of ISO’s sales representatives shall make any changes or modifications to any Merchant Agreement without the prior written consent of eVance. eVance reserves the right to amend or change in any manner the Merchant Agreement to be used by ISO, including changes to the discount rate, transaction fees and all other fees due from Merchants. ISO acknowledges and agrees that all rights to and interests in the Merchant Agreements and the Services provided by eVance will be owned by eVance and Member, free and clear of any interest, claim, lien or security interest of ISO. ISO may not transfer, assign, sell, or exchange any Merchant Agreement. ISO will not encumber any Merchant Agreement, nor represent to any third party that it has any right of ownership of any Merchant Agreement.

3.14 Merchant Pricing and Collateral Agreements. ISO agrees to submit all pricing schedules and other exhibits, schedules, attachments, addenda and the like included with or made a part of the Merchant Agreement (collectively, “Collateral Documents”) to eVance for review and approval prior to use. All Merchant fees must be clearly and conspicuously disclosed to the Merchant in writing prior to any payment or application and approved by eVance. ISO agrees to comply with all eVance pricing policies and the Rules and applicable laws with regard to Merchant pricing and may not engage in any pricing scheme that negatively reflects on eVance and/or results in a loss. All losses due to ISO’s pricing error will be deducted from Compensation. ISO agrees that it will not enter into any agreement or agreements with a Merchant relating to the Services (collectively “Collateral Agreements”) without first submitting the complete form of such Collateral Agreements to eVance for review and approval. ISO represents and warrants to eVance that the Merchant Agreement, the Collateral Documents and the Collateral Agreements (i) comply with all applicable laws and the Rules; (ii) to ISO’s knowledge do not contain any untrue statement or omit to state a material fact necessary to make any statement made therein, in light of the circumstances in which it was made, not misleading; and (iii) do not contain any statement that may materially adversely affect the relationship between eVance and the Merchant. ISO agrees to leave signed copies of the Merchant Agreement and all Collateral Documents and Collateral Agreements with each Merchant after such documents have been signed by the Merchant. eVance’s approval of the Merchant Agreement, the Collateral Documents and the Collateral Agreements will not in any way relieve ISO from its responsibility for losses and liabilities that may result from ISO’s violations of the representations and warranties contained herein.

3.15 Merchant Reserves. In the event eVance or Member requires a Merchant to establish reserves, holdbacks, deposits or other safeguards against Merchant Losses, ISO will cooperate with implementation of such safeguards. ISO may not create, require, or hold any such Merchant reserves.

3.16 Third Party Providers. ISO shall not employ any third party service provider to perform any of ISO’s obligations under this Agreement or under the Merchant Agreements or otherwise permit such a third party to provide services to any Merchant without eVance’s prior written approval. ISO shall provide financial and such other information regarding such entities as eVance or its processor may request in connection with eVance’s determination whether to approve such entities. ISO shall be directly responsible for the actions of such third parties and their compliance with the guidelines and requirements of eVance, its third party processor, the Rules, and applicable law.

3.17 Merchant Information. ISO will promptly notify eVance in writing of any adverse information that ISO receives relating to a Merchant, particularly including information regarding a Merchant’s financial condition, changes in a Merchant’s method of doing business or types of goods or services or any other information relating to Merchant that would have a material effect on Merchant’s ability to comply with the terms of its Merchant Agreement. ISO represents that all information submitted to eVance (including information contained on any merchant application and/or site inspection) is true, accurate, complete, and not misleading and that all physical sites of Merchants have been visited and examined by ISO or a mutually acceptable third party in accordance with eVance’s underwriting policy and the Rules. Any information provided by ISO to eVance that is knowingly false or misleading will be considered a material breach of this Agreement. ISO shall request existing and prospective Merchants solicited by ISO to furnish eVance and/or Member with such financial and other information as eVance and/or Member may from time-to-time request.

ARTICLE IV. PAYMENT OF COMPENSATION

4.1 Compensation. eVance will pay to ISO by ACH transfer to the ISO Account an amount equal to the Compensation based on amounts finally paid to and received by eVance for Merchants that continue to process through eVance pursuant to this Agreement. eVance’s obligation to pay the Compensation shall arise only at such time as eVance receives payment from its respective third-party payors relating to such Merchants. Compensation will be calculated by eVance based on the fees set forth on Exhibit A. eVance may amend Exhibit A to reflect Pass-Through Costs and Interchange, and any such amendments or changes shall become part of this Agreement and be fully effective 30 days after ISO is notified thereof. If ISO disputes any Compensation paid to it, ISO must submit written notification to eVance that a dispute exists and specify in detail the nature of the dispute no later than 30 days after the date of payment. If ISO fails to submit the required written notification within the prescribed time period, the parties hereby agree that a dispute no longer exists, and ISO will be deemed to have unconditionally accepted the Compensation for all services rendered during the time period for which the Compensation relates. Efforts by eVance to assist ISO in investigating such matters will not create any obligations to continue such investigation or assist with any investigation in response to any future notices of possible adjustments that are not timely submitted. ISO shall hold the compensation plan set forth in Exhibit A in strict confidence.

4.2 Payment of Compensation. eVance will pay to ISO by ACH transfer to the ISO Account an amount equal to the Compensation, payable in arrears on or about [REDACTED] following the month in which processing occurred. ISO will only be paid Compensation under this Agreement if such Compensation exceed [REDACTED]. eVance will pay Compensation to ISO with respect to a Merchant during the term of this Agreement and after its termination so long as eVance continues to receive payments from the respective third party payors relating to such Merchant; provided, however, that ISO’s right to receive any Compensation will immediately cease (i) upon the occurrence of any Event of Default either during the term of this Agreement or after its termination, or (ii) if eVance is prohibited to pay Compensation by Member or a Payment Brand.

4.3 ISO Account. ISO will supply eVance with all information necessary for eVance to remit payment of Compensation to the ISO Account and ISO shall promptly notify eVance of any changes to the ISO Account. ISO authorizes eVance to deposit funds directly into the ISO Account, and eVance will automatically debit the ISO Account for all amounts owed by ISO related to or arising from its obligations under this Agreement. All undisputed amounts that are unpaid when due under this Agreement shall bear interest at the rate of one percent (1%) per month (but in no event more than the highest rate of interest legally allowable) on such delinquent amount from its due date until the date of payment.

4.4 Recourse. Notwithstanding any provision set forth herein, ISO acknowledges and agrees that eVance shall have full recourse against ISO for: (a) any Compensation previously paid on any fees which is not collected from the Merchant; (b) monies owed by ISO to eVance for any reason, including but not limited to equipment, sales, supplies, and/or marketing materials, or (c) any errors or inaccuracies in amounts previously paid to ISO under this Agreement. ISO further agrees such recourse shall not be limited to withholding Compensation or debiting the ISO Account, but at eVance’s sole discretion, eVance may initiate other actions to recover such monies.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Each Party represents and warrants to the other that:

A. Good Standing and Enforceability. If other than a sole proprietorship, each Party is duly organized, validly existing and in good standing under the laws of the State of its organization. Each Party

B. Authorization. The person signing this Agreement on behalf of a Party has the full power and authority execute, deliver and ensure such Party’s performance under this Agreement. This Agreement is valid, binding and enforceable against such Party in accordance with its terms.

C. No Violation. Neither Party’s performance of this Agreement will violate any applicable law or regulation or any agreement to which that Party may now be bound.

D. Sale of Information. Neither Party will sell, purchase, provide or exchange Credit Card or Debit Card account numbers or Merchant information, or any other Confidential Information, to any third party without the prior written consent of the other Party.

E. Compliance. Both Parties will comply with the terms of this Agreement, with the Rules, and with all applicable state and federal laws and regulations.

F. No Litigation. Neither Party nor any of either Party’s officers or directors is a party to any pending litigation that would have a material adverse effect on such Party or would materially adversely affect the ability of such Party to perform its obligations under this Agreement. None of ISO’s officers, directors, owners, partners, or principals, as applicable, has been subject to a felony or a decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices.

G. Change in Ownership. ISO shall notify eVance immediately in the event that ISO undergoes a material change with respect to any of its principal owners, operators, executive officers, or management.

ARTICLE VI. COVENANTS

6.1 Non-Solicitation. During the term of this Agreement, and for five (5) years after termination of this Agreement, neither ISO, nor any of its principals, employees, salespersons, agents or entities in which such principal has any interest, will directly or indirectly (i) solicit, endeavor to obtain as a customer, contract with or provide services to any Merchant other than in accordance with this Agreement; (ii) solicit or otherwise cause any Merchant to terminate its participation in the Merchant Program; or (iii) solicit or market services to any merchant that is already directly or indirectly provided services by eVance, whether or not such are provided under the terms of this Agreement. Further, unless otherwise agreed, during the term of this Agreement and for two (2) years after termination of this Agreement, neither ISO nor any salesperson of ISO nor any of ISO’s principal owners or affiliates will directly or indirectly, contract with Member other than pursuant to this Agreement. Any such action shall be a material breach of this Agreement constituting an Event of Default.

6.2 Confidentiality.

A. Information. ISO and eVance each agree that it will not use for its own purposes, will not disclose to any third party, and will retain in strictest confidence the Confidential Information of the other Party, and that each Party will safeguard such Confidential Information by using the same degree of care and discretion that it uses to protect its own confidential information. Each Party may disclose such Confidential Information to employees and agents who require such knowledge to perform services under this Agreement, provided that such employees and agents are subject to obligations of confidentiality in regard to the protection of the Confidential Information no less binding than those set forth herein. Confidential Information shall not include information that: (i) is or becomes within the public domain through no act of the receiving Party in breach of this Agreement, (ii) was legitimately in the possession of the receiving Party prior to its disclosure under this Agreement, and the receiving Party can prove that, or (iii) is received from another source that has no restriction on use or disclosure. In the event either Party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information, the recipient shall promptly notify the other Party of such receipt and, to the extent reasonable permit the disclosing Party to contest such requirement, and thereafter, comply with such subpoena or process to the extent permitted by law. eVance shall have the right to inspect ISO’s premises and the premises of all sales personnel to ensure that its Confidential Information is properly protected from disclosure, damage or theft. Each Party agrees to destroy or return any Confidential Information of the other Party upon the request of such Party or upon the expiration or termination of this Agreement.

B. Remedy. In the event of a breach of this Section, the Parties agree that the non-breaching Party will suffer irreparable harm, and that the amount of monetary damages would be impossible to calculate. Thus, the non-breaching Party will be entitled to injunctive relief in addition to any other rights to which the non-breaching Party may be entitled, without the necessity of proof of actual damages.

6.3 Name and Trademarks. Neither Party will use the other’s name or trademarks in any promotional or marketing materials without prior written consent. eVance grants to ISO a limited, non-exclusive license to use the name “eVance” and to use the “eVance” trademark when conducting business on behalf of eVance under this Agreement. ISO understands and agrees that this Agreement confers, and ISO shall obtain, no other right to eVance’ s name or trademarks by virtue of such use. ISO shall not use the [REDACTED] trademark on marketing materials, such as business cards or letterhead. Neither Party will use the other’s name or trademarks in any promotional or marketing materials without prior written consent. eVance grants to ISO a limited, non-exclusive license to use the name “eVance” and to use the “eVance” trademark when conducting business on behalf of eVance under this Agreement. ISO understands and agrees that this Agreement confers, and ISO shall obtain, no other right to eVance’ s name or trademarks by virtue of such use. ISO shall not use the [REDACTED] trademark on marketing materials, such as business cards or letterhead.

ARTICLE VII. ADDITIONAL TERMS AND OBLIGATIONS

7.1 Disclaimer of Warranties. EXCEPT FOR THOSE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, EVANCE MAKES NO WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES OR GUARANTEES TO ISO WITH RESPECT TO ITS PERFORMANCE OF THIS AGREEMENT OR ANY EVANCE PRODUCT OR SERVICE, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EVANCE DISCLAIMS ALL SUCH WARRANTIES AND ISO HEREBY EXPRESSLY WAIVES ALL SUCH WARRANTIES EXPRESSED AND IMPLIED. FURTHER, EVANCE DOES NOT REPRESENT OR WARRANT THAT ITS SERVICES WILL MEET ANY PARTICULAR STANDARDS OR REQUIREMENTS OR BE UNINTERRUPTED OR ERROR FREE.

7.2 Indemnification.

A. Indemnity. Each Party shall indemnify and hold the other Party harmless from and against any and all claims, demands, losses (financial or otherwise), damages, liabilities, costs, fees, increased taxes or expenses (including without limitation, court costs and reasonable attorneys’ fees) (collectively, “Indemnification Losses”), incurred by such other Party as the result of or rising from: (i) acts or omissions of the other Party, its directors, officers, employees or agents relating to the exercise of, or the failure to exercise, its obligations, including, but not limited to, any representation by such Party or its officers, directors, or salespeople to the other Party or to any Merchant, and any negligence, fraud, or misrepresentation by the other Party, its officers, directors or salespeople, or (ii) any breach of this Agreement or any other agreement between ISO and eVance.

B. Procedure. Each Party will promptly notify the other of any claim, demand, suit or threat of suit of which it becomes aware which may give rise to a right of indemnification under this Agreement. Both Parties will cooperate in the prosecution of such suit.

7.3 Damages. EXCEPT FOR A PARTY’S BREACH OF ARTICLE VI OR ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE OR FOR ANY REASON WHATSOEVER REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE EVEN IF ADVISED OF THAT POSSIBILITY. EXCEPT FOR THE LIABILITY ARISING FROM GROSS NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT, THE TOTAL CUMULATIVE LIABILITY OF EVANCE IN THE AGGREGATE FOR DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT OR FOR ANY OTHER CLAIMS UNDER THIS AGREEMENT, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE LESSER OF (I) FEES DERIVED BY EVANCE ATTRIBUTABLE TO THIS AGREEMENT IF THIS AGREEMENT HAS BEEN IN EFFECT FOR LESS THAN FOUR (4) MONTHS, OR (II) FEES DERIVED BY EVANCE ATTRIBUTABLE TO THIS AGREEMENT DURING THE LAST FOUR (4) MONTHS OF THIS AGREEMENT, MEASURED AS OF THE DATE THE LIABILITY AROSE. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT EVANCE MAY USE A THIRD PARTY VENDOR TO PERFORM CERTAIN SERVICES OR SUPPLY CERTAIN GOODS NECESSARY TO ITS PERFORMANCE UNDER THIS AGREEMENT. EVANCE SHALL NOT BE LIABLE FOR ANY DAMAGES SUFFERED BY ISO OR ANY THIRD PARTIES RELATED TO SUCH SERVICES OR PRODUCTS.

7.4 Set-Off Rights. eVance shall have the right, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived, to set-off against any amount owed from eVance to ISO for any obligation of ISO or any amount ISO owes to eVance under this Agreement or any other agreement between ISO and eVance.

7.5 Tax Liability. All expenses and tax liabilities resulting from ISO’s performance under this Agreement will be ISO’s sole responsibility. ISO agrees to pay such taxes timely and to report the revenue derived from this Agreement in a manner consistent with ISO’s relationship set forth in this Agreement. ISO agrees that if any government entity claims that any taxes are due on ISO’s behalf, ISO will defend eVance against such claims and indemnify and hold eVance harmless from any Indemnification Losses sustained by eVance because of such claims.

ARTICLE VIII. THIRD PARTY REQUIREMENTS

8.1 Visa/Mastercard Requirements.

A. Informational Requirements. Each calendar quarter ISO will report to eVance [REDACTED] Notwithstanding the foregoing, eVance can refuse to provide services to any potential merchant, sales organization, or sales agent in its sole discretion.

B. Rules. In the event of any inconsistency between this Agreement and any Rules, the Rules will apply. ISO acknowledges that it has received and understands, and that it agrees to comply fully with all applicable Rules and will inform its sales representatives of such Rules.

C. Payment Brand Rights. ISO agrees that the Payment Brands have the right, either in law or in equity, to enforce any provision of the Rules and to prohibit ISO’s conduct that creates a risk of injury to the Payment Brands or that may adversely affect the integrity of a Payment Brand’s systems, information, or both. ISO will refrain from taking any action that would have the effect of interfering with or preventing an exercise of such right by a Payment Brand.

ARTICLE IX. TERM, TERMINATION, DEFAULT

9.1 Term. This Agreement will become effective on the Effective Date, will remain in effect for a period of two (2) years (“Initial Term”), and will automatically renew for additional successive one (1) year periods (“Renewal Term”) unless terminated earlier in accordance with the provisions of this Agreement.

9.2 Termination. Notwithstanding the above, the Parties will have the following rights:

A. Automatic Termination. This Agreement will automatically terminate if any Payment Brand prohibits eVance from providing the Services set forth in this Agreement.

B. Termination Without Cause. Either P arty may terminate this Agreement at the end of the Initial Term or any Renewal Term upon written notice of termination to the other Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

C. Termination for Cause. Any Party may terminate this Agreement upon the occurrence of an Event of Default.

9.3 Default. Each of the following occurrences will constitute an Event of Default under this Agreement:

A. Nonpayment. Either Party fails to pay the other when due any amount due under this Agreement and such failure continues for a period of ninety (90) business days after written notice has been sent to the non-paying Party.

B. Financial Instability. Either Party (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; or (iii) ceases all or substantially all business operations as they concern the subject matter of this Agreement.

C. Bankruptcy/Receivership. Either Party: (i) files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar Proceeding; (ii) has a bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceeding instituted against it and such proceeding is not dismissed within 60 days; (iii) makes an assignment for the benefit of its creditors or an offer of settlement, extension or composition to its creditors generally; or (iv) a trustee, conservator, receiver or similar fiduciary is appointed for that Party or substantially all of that Party’s assets.

D. False Representation. Any representation or warranty made by either Party or any of its employees, officers, or directors proves to have been false or misleading in any material respect as of the date made, or becomes false or misleading in any material respect at any time.

E. Breach. Either Party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching Party. Notwithstanding the previous sentence, the fourth occurrence of a breach will automatically be deemed an Event of Default without the opportunity to cure.

F. Goodwill. ISO, or any of ISO’s agents, employees, independent contractors, or other designees engages in any act or omission that may damage the reputation, business, or goodwill of eVance.

9.4 Certain Post-Termination Rights. No termination of this Agreement will affect any right of ISO or eVance with regard to the collection of Compensation or fees owed. The Compensation to ISO as set forth in Article IV will be due to ISO in accordance with Section 4.2. After any termination of this Agreement, ISO shall continue to bear total responsibility for all amounts then due or which thereafter may become due to eVance under this Agreement.

ARTICLE X. GENERAL

10.1 Assignability. ISO shall not have any right to assign this Agreement without the prior written consent of eVance and any unauthorized attempted assignment will be null and void. If ISO enters into a purchase or stock exchange agreement with a third party which would effectuate a sale or merger of ISO’s business without eVance’s written consent, eVance will have the right to terminate this Agreement immediately. ISO may assign or sell its rights to Compensation to a third party upon eVance’s prior written consent; provided however, eVance shall first have the right to purchase such Compensation rights from ISO. ISO shall provide written notice to eVance of a bona fide offer by a third party. The notice shall contain the material terms of the deal upon which the third party has agreed to, including but not limited to: potential third party buyer, assets/stock/revenue purchased, price, form of consideration, payment terms and processing service agreements. eVance shall inform ISO within fifteen (15) days whether eVance desires to match such offer. If eVance matches the third party’s offer, ISO shall sell the Merchant Agreements to eVance. If eVance indicates that it will not match the bona fide third party offer, ISO may sell Compensation in accordance with the terms of the bona fide offer submitted to eVance. Should any terms change, then ISO shall provide eVance written notice of the amended offer. eVance shall have the same right of first refusal to match and/or beat the offer in accordance with the terms of this Section 10.1.

10.2 Notice. All communications under this Agreement will be in writing and will be delivered when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid or with a nationally recognized overnight courier serviced and addressed if to the ISO to the addresses specified in the opening paragraph of this Agreement and to the attention of that Party’s President, and if to eVance to: 950 North Point Parkway, Suite 400, Alpharetta, Georgia, 30005, Attention: Legal Counsel. The Parties may, from time to time, designate different persons or addresses to which subsequent communications will be sent by sending a notice of such designations in accordance with this Section.

10.3 Entire Understanding, Amendment. This Agreement, including the Exhibits which are incorporated by reference, sets forth the entire understanding of the Parties relating to its subject matter, and all other understandings, written or oral, are superseded. The definitions form an integral part of this Agreement. Except as otherwise provided in this Agreement, this Agreement may not be amended except in a writing executed by all Parties. Facsimile and electronic writings shall be deemed sufficient for all purposes under this Agreement.

10.4 Severability. If any provision of this Agreement is illegal or unenforceable, the invalidity of such provision will not affect any of the remaining provisions, and this Agreement will be construed as if the illegal provision is not contained in the Agreement. This Agreement will be deemed modified to the extent necessary to render enforceable the remaining provisions.

10.5 No Waiver of Rights. No failure or delay on the part of any Party in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right preclude any further exercise of that right.

10.6 Successors and Assigns. Subject to Section 10.1, this Agreement will inure to the benefit of and will be binding upon the Parties and their respective permitted successors and assigns. This Agreement confers no rights or remedies on any third party and will not be deemed to be for the benefit of any third party.

10.7 Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to any choice or conflict of law rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. The Parties agree to be subject to the exclusive jurisdiction of the state and federal courts of New York. Any action arising out of this Agreement shall be filed in, and only filed in, the courts of New York County, New York. This choice of forum clause will be enforceable regardless of the choice of law provisions of any other state. THE PARTIES SPECIFICALLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR BETWEEN OR AMONG THE PARTIES FOR ANY REASON.

8.8 Dispute Resolution. Except for disputes arising under Articles VI or VIII of this Agreement, if any dispute between eVance and ISO arising under this Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties hereto agree that the claim or dispute will be resolved by mediation and/or arbitration as set forth in this Paragraph. Any dispute under this Agreement will first be submitted to informed and non- binding mediation in the greater New York, New York area, before an impartial, trained, mediator acceptable to both Parties, who will hear the issues and attempt to guide the Parties to a fair and equitable resolution. If the dispute or claim cannot be resolved through mediation, the Parties agree that the matter will then be submitted to and decided by arbitration to be conducted in the greater New York, New York area under the Commercial Arbitration Rules of the American Arbitration Association, in front of a sole arbitrator selected by the Parties (who does not have to be an American Arbitration Association arbitrator). Judgment upon the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction thereof. Each Party shall bear its own expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and will share equally the fees and expenses of the mediator or arbitrator, regardless of the outcome of the mediation or arbitration unless otherwise ordered by the arbitrator. Should a Party not participate in the arbitration, the non- participating Party shall have a default judgment for the amount in dispute entered against it, plus costs of the participating Party’s fees and expenses for the arbitration proceeding. This agreement to mediate or arbitrate waives any right to trial by jury. Nothing in this Section shall prevent either Party from seeking immediate judicial intervention and injunctive relief for an alleged breach of Articles VI or VIII of this Agreement.

8.9 Independent Contractors. eVance and ISO will be deemed to be independent contractors and will not be considered to be agent, servant, joint venture or partner of the other. ISO acknowledges and agrees that neither itself, or its officers, employees, sales representatives, or other agents, are employees or officers of eVance and shall not represent itself/themselves as such.

8.10 Construction. The headings used in this Agreement are inserted for convenience only and will not affect the interpretation of any provision. All sections mentioned in the Agreement refer to section numbers of this Agreement. The language used will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

8.11 Force Majeure. Neither Party will be liable to the other Party for any failure or delay in its performance of this Agreement if such failure or delay arises out of causes beyond the control and without the fault or negligence of such Party.

8.12 Survival. All provisions, terms, representations, warranties and other agreements within this Agreement that by their context are intended to survive the termination of this Agreement including, but not limited to Sections 2.4, 2.5, 3.10, and Articles IV, VI, VII and this Article VIII, will survive termination of this Agreement.

8.13 Counterparts/Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterpart shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced by facsimile copies or PDF copies reflecting the Party’s signature, and any such facsimile copy or PDF copy shall be sufficient to evidence the signature of such Party as if it were an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement effective as of the Effective Date first set forth above.

The OLB Group, Inc.		Company: Cuentas, Inc.

Signature:	/s/ Ronny Yakov	Signature:	/s/ Arik Maimon
Name: Ronny Yakov		Name: Arik Maimon
Title: CEO		Title: Interim CEO

EXHIBIT A

Revenue Share Program

[REDACTED]

EXHIBIT B

ETHICS STATEMENT

As a sales professional under the registration of eVance, you are required to maintain the highest ethical standards professional conduct at all times. We recognize the need to provide you with consistent guidelines to achieve this goal; therefore, the following Ethics Statement has been formulated. The Ethics Statement is a condition of participation in the program and must be strictly adhered to all times.

1. I will maintain the highest standards of professionalism and will comply with eVance’ s policy and Merchant Program Standards at all times and acknowledges that eVance or its Member may at any time, and from time to time, amend or otherwise change Merchant Program Standards to ensure the financial safety and soundness of the Merchant Program. Agent hereby agrees to accept and thereafter abide by all such amendments and changes.

2. I will not broker or sell any other product or service that is not offered by eVance, without their written consent.

3. I understand and agree that all advertising and marketing materials must be received prior to approval according to the card plan, bank and company policy.

4. I will adhere to simple truth and integrity and will not engage in any misleading or deceptive sales practices.

5. I will maintain sound business practices and provide sound professional advice in all sales presentations and sales calls and will remain knowledgeable of industry services.

6. I will conduct due diligence and complete all site inspections truthfully. I will accurately report the nature of any business in which a prospective customer in engaged. I will promptly report to my appropriate manager or to the appropriate person at the corporate office, any notice which I may receive of any change in any customer’s business which might expose the company to financial risk or if said business would be out of compliance with state policies.

7. I will quote all rates and charges consistent with eVance’ s rate guidelines and I will not quote rates for other card types that I am not specifically registered to market.

8. I will assure that all checks and/or payments are properly made out to the company and not to me personally.

9. I will conduct all sales presentations in a positive manner, relying upon my ability and the value of eVance to obtain customers. I will not, in any way, demean or speak negatively of my competition.

10. I will maintain the confidentiality of information provided to me by any prospective customer or company and will not reveal any such information without the proper consent or except to the company and its agents.

Cuentas, Inc.

Signature: ___________________________________________

Name: _________________________________________                          Date: _________________________

             (Printed)